Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 2-80883, 333-37210, 333-147801, 333-170090, 333-210054, 333-265245 and 333-276001) on Form S-8 and (Nos. 33-29220, 33-54104, 333-254094 and 333-276002) on Form S-3 of our report dated February 28, 2024, with respect to the consolidated financial statements of Old Republic International Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.